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                                                                 Exhibit (j) (2)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 15, 2002, relating to the financial statements and financial highlights of ING High Yield Opportunity Fund, ING Strategic Income Fund and ING Money Market Fund, three of the portfolios constituting ING Mutual Funds, which appears in the March 31, 2002 Annual Report to Shareholders of ING Mutual Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Denver, Colorado
June 26, 2002